Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Agreement”), effective as of June 12, 2023 (the “Effective Date”), is by and between Bsquare Corporation, a Washington corporation (the “Disclosing Party”) and Kontron AG (the “Recipient”).

WHEREAS, in connection with the Recipient’s consideration of a possible negotiated acquisition (the “Transaction”) of certain assets, business units or subsidiaries of the Disclosing Party (collectively, the “Target”), the Recipient has requested certain information concerning the Target, which is non-public, confidential, or proprietary in nature; and

WHEREAS, the Disclosing Party wishes to protect and preserve the confidentiality of such information.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Definitions. For purposes of this Agreement, the following terms have the following meanings:

(a)          “Affiliate” means, with respect to any Person, any other Person that is directly or indirectly Controlling, Controlled by, or under common Control with such Person, where “Control” and derivative terms mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(b)          “Evaluation Material” means all information, data, documents, agreements, files, and other materials (in any form or medium of communication, including whether disclosed orally or disclosed or stored in written, electronic, or other form or media) whether or not marked or otherwise identified as “confidential,” which is obtained from or disclosed by or on behalf of the Disclosing Party or its Representatives or otherwise, and whether obtained before or on or after the date hereof relating directly or indirectly to the Target or any related subsidiaries or any of their respective businesses, affairs, assets, properties, or prospects, including, without limitation, all notes, analyses, compilations, reports, forecasts, data, studies, samples, interpretations, summaries, and other documents and materials (in any form or medium of communication, whether oral, written, electronic, or other form or media) prepared by or for the Recipient which contain or otherwise reflect such information, data, documents, agreements, files, or other materials. The term “Evaluation Material” as used herein does not include information that: (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by the Recipient or its Representatives in violation of this Agreement); (ii) was available to the Recipient on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that such source is not and was not bound by a confidentiality agreement with respect to such information or otherwise prohibited from transmitting such information by a contractual, legal, or fiduciary obligation; or (iii) was in the Recipient’s possession before receiving such information from the Disclosing Party, provided that such information is not and was not subject to another confidentiality agreement and is not and was not prohibited from being disclosed by any other contractual, legal, or fiduciary obligation; or (iv) has been independently acquired or developed by the Recipient without reference to the Evaluation Material and without violating any of its obligations under this Agreement.

(c)          “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, governmental entity, or other entity.

(d)          “Representatives” means, as to any Person, such Person’s Affiliates, and its and their respective directors, officers, employees, managing members, general partners, agents, and consultants (including attorneys, financial advisors, and accountants).

Other terms not specifically defined in this Section 1 shall have the meanings given them elsewhere in this Agreement.

2.          Use of Evaluation Material and Confidentiality. The Recipient shall keep the Evaluation Material strictly confidential and shall not use the Evaluation Material for any purpose other than to evaluate, negotiate, and consummate the Transaction. The Recipient shall not disclose or permit its Representatives to disclose any Evaluation Material except: (a) if required by law, regulation, or legal or regulatory process, and then only in accordance with Section 5; or (b) to its Representatives, to the extent necessary to permit such Representatives to assist the Recipient in evaluating, negotiating, and consummating the Transaction; provided that, the Recipient shall require each such Representative to be bound by the terms of this Agreement to the same extent as if they were parties hereto. Recipient shall be responsible for any breach of this Agreement by any of its Representatives except for breaches committed by any such Representative that has executed its own confidentiality agreement with the Disclosing Party with respect to the Transaction.

3.          Discussions to Remain Confidential. Except for such disclosure as is necessary, in the written opinion of the Recipient’s counsel, to not to be in violation of any applicable law, regulation, order, or other similar requirement of any governmental, regulatory, or supervisory authority or any applicable rules and regulations of any national securities exchange, the Recipient shall not, and shall not permit any of its Representatives to, without the prior written consent of the Disclosing Party, disclose to any Person: (a) the fact that the Evaluation Material has been made available to the Recipient or its Representatives or that the Recipient or its Representatives has received or inspected any portion of the Evaluation Material; (b) the existence or contents of this Agreement; (c) the fact that investigations, discussions, or negotiations are taking or have taken place concerning the Transaction, including the status thereof; or (d) any terms, conditions, or other matters relating to the Transaction.

4.          No Representations or Warranties; No Other Obligation. The Recipient understands and agrees that none of the Disclosing Party, the Target, or any of their respective Representatives: (a) have made or make any representation or warranty hereunder, expressed or implied, as to the accuracy or completeness of the Evaluation Material; or (b) shall have any liability hereunder to the Recipient or its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. The parties agree that unless and until a definitive agreement between the Disclosing Party and Recipient has been executed and delivered with respect to the Transaction, the parties will be under any legal obligation of any kind whatsoever with respect to the Transaction, including any obligation to: (i) consummate a Transaction; (ii) conduct or continue discussions or negotiations; or (iii) enter into or negotiate a definitive agreement. The Disclosing Party reserves the right, in its sole discretion, at any time and for any reason or no reason, to reject all proposals made by the Recipient or on its behalf regarding the Transaction, to terminate discussions and negotiations with the Recipient at any time, and to enter into any agreement with any other Person without notice to the Recipient or any of its Representatives.

5.          Required Disclosure. If the Recipient or any of its Representatives is required, in the written opinion of the Recipient’s counsel, to disclose any Evaluation Material, by law, regulation, or legal or regulatory process, the Recipient shall: (a) take all reasonable steps to preserve the privileged nature and confidentiality of the Evaluation Material, including requesting that the Evaluation Material not be disclosed to non-parties or the public; (b) give the Disclosing Party prompt prior written notice of such request or requirement so that the Disclosing Party may seek an appropriate protective order or other remedy; and (c) cooperate with the Disclosing Party to obtain such protective order. If such protective order or other remedy is not obtained, the Recipient (or such other Persons to whom such request is directed) will furnish only that portion of the Evaluation Material which, on the advice of the Recipient’s counsel, is legally required to be disclosed and, upon the Disclosing Party’s request, use its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

6.          Return of Evaluation Material. In the event the Recipient decides not to proceed with a Transaction, Recipient shall promptly inform the Disclosing Party. In that case, or at any time upon the Disclosing Party’s written request in its sole discretion and for any reason, the Recipient shall promptly, and in any event no later than five days after the request, return all Evaluation Material in the Recipient’s or its Representatives’ possession (including all copies, extracts, or other reproductions) to the Disclosing Party. Notwithstanding the return of Evaluation Material, the Recipient and its Representatives shall continue to be bound by their obligations of confidentiality and other obligations hereunder.

7.          No Solicitation. Except with the express permission of the Disclosing Party, the Recipient agrees that for a period of one year from the Effective Date, neither the Recipient nor its Representatives will directly or indirectly solicit or hire any officer, director, or employee of the Disclosing Party, the Target, or any of their respective subsidiaries, except pursuant to a general solicitation that is not directed specifically to any such employees.

8.          Standstill Agreement. Unless approved in advance in writing by the board of directors of the Disclosing Party, the Recipient agrees that neither it nor any of its Representatives that has received Evaluation Materials or is acting on behalf of or in concert with the Recipient (or any of its Representatives) will, for a period of two years after the date of this Agreement, directly or indirectly:

(a)          make any statement or proposal to the board of directors of the Disclosing Party, any of the Disclosing Party’s Representatives or any of the Disclosing Party’s stockholders regarding, or make any public announcement, proposal, or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to, or otherwise solicit, seek, or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media): (i) any business combination, merger, tender offer, exchange offer, or similar transaction involving the Disclosing Party or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation, or similar transaction involving the Disclosing Party or any of its subsidiaries, (iii) any acquisition of any of the Disclosing Party’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Disclosing Party’s loans, debt securities, equity securities, or assets, (iv) any proposal to seek representation on the board of directors of the Disclosing Party or otherwise seek to control or influence the management, board of directors, or policies of the Disclosing Party, or (v) any proposal, arrangement, or other statement that is inconsistent with the terms of this Agreement, including this Section 8(a);

(b)          instigate, encourage, or assist any third party (including forming, joining or participating in a “group” as defined in the Exchange Act and the rules promulgated thereunder) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in Section 8(a);

(c)          take any action that would reasonably be expected to require the Disclosing Party or any of its Affiliates to make a public announcement regarding any of the actions set forth in Section 8(a);

(d)          acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities, or assets of the Disclosing Party or any of its subsidiaries, or rights or options to acquire interests in any of the Disclosing Party’s loans, debt securities, equity securities, or assets, except that Recipient may beneficially own up to five percent of each class of the Disclosing Party’s outstanding loans, debt securities, and equity securities and may own an amount in excess of such percentage solely to the extent resulting exclusively from actions taken by the Disclosing Party; provided further that the foregoing restrictions in this Section 8(d) shall not apply to any of the Recipient’s Representatives effecting or recommending transactions in securities: (A) in the ordinary course of its business as an investment advisor, broker, dealer in securities, market maker, specialist, or block positioner; and (B) not at the direction or request of the Recipient or any of its Affiliates; or

(e)          enter into any discussions or arrangements with any Person with respect to any of the foregoing.

9.          Remedies. The parties agree that money damages would not be a sufficient remedy for any breach or potential breach of this Agreement by the Recipient or any of its Representatives (treating the Recipient’s Representatives as if they were signatories hereto) and that without prejudice to any other rights and in addition to all other remedies it may be entitled to, the Disclosing Party shall be entitled to seek specific performance and injunctive or other equitable relief without the necessity of posting any bond or other security as a remedy for any such breach or potential breach. In the event that the Disclosing Party institutes any legal suit, action, or proceeding against the Recipient arising out of or relating to this Agreement, the Disclosing Party in the suit, action, or proceeding as determined by a final, non-appealable judgment of a court of competent jurisdiction in connection with such proceedings shall be entitled to receive in addition to all other damages to which it may be entitled, the reasonable costs incurred by the Disclosing Party and its Representatives in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

10.          No Waiver of Privilege. To the extent that any Evaluation Material includes materials or other information subject to the attorney-client privilege, work product doctrine, or any other applicable privilege or doctrine concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention, and mutual understanding that the sharing of such material or other information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine, or other applicable privilege or doctrine as a result of disclosing any Evaluation Material (including Evaluation Material related to pending or threatened litigation) to the Recipient or any of its Representatives.

11.          Term. This Agreement shall continue for a period of two years after the Effective Date; provided that, with respect to Evaluation Material that is a trade secret under the laws of any jurisdiction, such rights and obligations will survive such expiration until, if ever, such Evaluation Material loses its trade secret protection other than due to an act or omission of the Recipient or its Representatives; provided further, that no termination shall relieve either party from a prior breach.

12.          Securities Law Compliance. The Recipient hereby acknowledges that it understands that: (a) the Evaluation Material and the information described in Section 3 may contain or constitute material non-public information concerning the Disclosing Party and its Affiliates; and (b) trading in the Disclosing Party’s securities while in possession of material nonpublic information or communicating that information to any other Person who trades in such securities could subject the Recipient to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder.

13.          Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Washington. Any legal suit, action, or proceeding arising out of or related to this Agreement or the matters contemplated hereunder shall be instituted in the federal courts of the United States or the courts of the State of Washington in each case located in the County of King, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding and waives any objection based on improper venue or forum non conveniens. Service of process, summons, notice, or other document by mail to such party’s address set out herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.

14.          Entire Agreement; Amendments. This Agreement sets forth the entire agreement regarding the Evaluation Material, and supersedes all prior negotiations, understandings, and agreements. No provision of this Agreement may be modified, amended, or changed except by a writing signed by the parties hereto.

15.          Severability. If any provision of this Agreement, or the application thereof to any Person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provision as applied to other Persons, places, or circumstances shall remain in full force and effect.

16.          Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile, email, or other electronic delivery (with oral or written confirmation of receipt) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on the signature page (or to such other address that may be designated by a party from time to time in accordance with this Section 16).

17.          Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the non-assigning party. Any purported assignment without such consent shall be void and unenforceable. Any purchaser of the Target or all or substantially all of the assets of the Target shall be entitled to the benefits of this Agreement, whether this Agreement is assigned to such purchaser.

18.          Waivers. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set out in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

19.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

[RECIPIENT]

By:	/s/ Hannes Niederhauser	/s/ Clemens Billek
Name:	Hannes Niederhauser	Clemens Billek
Title:	CEO	CFO

Address for Notices: KontronAG lndustriezeile 35 A - 4020 Linz Tel. +43 732 7664-0 Fax +43 732 7664-501 E-Mail: kontakt@kontronservices.at

BSQUARE CORPORATION

By:	/s/ Ralph C Derrickson
Name:	Ralph C Derrickson
Title:	President & CEO

Address for Notices: 1415 Western Avenue Suite 700 Seattle, WA 98101

[Signature Page to Confidentiality Agreement]